EXHIBIT 99.1
For Immediate Release
CRM Holdings, Ltd. Announces First Quarter Results
HAMILTON, Bermuda, May 6, 2009 — CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a provider of a full range of products and services for the workers’ compensation insurance industry, today announced results for the first quarter ended March 31, 2009.
Three Months Ended March 31, 2009
In the first quarter of 2009, the Company incurred a net loss from continuing operations of $8.2 million, or $(0.49) per diluted share. In the same quarter of the prior year, the Company earned net income from continuing operations of $6.6 million, or $0.40 per diluted share. Unless otherwise stated, all further results discussed in this release refer to continuing operations for 2009 and results on a comparable basis for 2008.
The swing in profitability was primarily due to the following items, whose amounts are stated after tax:
•	Recognition of $3.4 million of expenses related to severance obligations for the Company’s former co-chief executive officers.

•	An increase in the allowance for uncollectible premiums of $0.9 million.

•	Completion of premium audits on prior-period policies which resulted in a return of premiums to policyholders, thereby reducing current year premium by $0.7 million.

•	Unfavorable loss reserve development of $1.0 million in 2009, compared with favorable development of $5.9 million in 2008.
Total revenues from continuing operations in the first quarter of 2009 were $26.1 million, compared to $35.9 million in the first quarter of 2008. The principal reason for the decline was the replacement of a 40% inter-company quota share reinsurance arrangement between the Company’s primary insurance subsidiary, Majestic Insurance Company (“Majestic”), and its Bermuda-based reinsurance subsidiary, Twin Bridges (Bermuda), Ltd. (“Twin Bridges”), with a third-party, 40% quota share treaty, effective July 1, 2008.
Investment income during the quarter increased to $3.3 million from $1.6 million in the first quarter of the prior year. This increase was largely due to a 17% increase in total investments from a year ago and the recognition of $1.2 million of asset impairment charges in the first quarter of 2008.
Total underwriting expenses for the quarter increased to $21.0 million from $19.3 million in the first quarter of 2008, primarily as a result of increased calendar-year loss and loss adjustment expenses and an allowance for uncollectible premiums of $1.4 million before taxes. These increased expenses, coupled with net earned premiums that were reduced by the return of premium following completion of premium audits, resulted in an overall loss ratio of 80.8% and an overall combined ratio of 132.1% during the first quarter of 2009, compared to an overall loss ratio of 45.4% and an overall combined ratio of 76.7% during the first quarter of 2008.
Book value per share on a diluted basis decreased by $0.53 to $6.12 at March 31, 2009, from $6.65 per diluted share at March 31, 2008, and by $0.48 since December 31, 2008.
“Despite our poor result, we have some reasons to be encouraged. Our underwriting standards have been prudent, and when we peel away the effects of prior periods from premiums earned and loss and loss adjustment expenses, we find our 2009 accident year loss ratios to be acceptable, given current market conditions,” said James J. Scardino, Chief Executive Officer. “In addition, business submission continues to be strong, enabling us to be selective and write policies that we expect to be of good quality.”

Primary Insurance
During the quarter, Majestic experienced continuing growth compared to the same quarter last year, largely through its expansion in New York and New Jersey. The Company’s net earned premiums in California were reduced by return premium audits on prior period policies which resulted from lower payrolls during the current economic downturn. As of March 31, 2009, in-force premiums from primary insurance policies at Majestic were $158.1 million, compared with $120.8 million at the same time last year. Net earned premiums for the quarter ended March 31, 2009, were $18.8 million, compared with $17.5 million in the same quarter a year ago.
Majestic’s underwriting loss was $5.6 million for the quarter ended March 31, 2009, compared to an underwriting profit of $2.5 million in the same quarter in 2008. The swing was due to the recognition of $0.7 million of unfavorable loss reserve development in the first quarter of 2009 versus $3.0 million of favorable loss reserve development in the first quarter of 2008, lower ceding commissions on its 40% quota share treaty in 2009 than in 2008, an increase in its reserve for uncollectible premiums, and the return of $1.1 million of prior period premiums due to completion of premium audits. In response to this environment, Majestic increased its filed rates in California by 11.6% effective January 1, 2009.
The loss and loss adjustment expense ratio for Majestic for the quarter ended March 31, 2009 was 77.7%. Excluding prior year adjustments (loss development of $1.2 million and return premiums on premium audits of $1.1 million), Majestic’s loss and loss adjustment expense ratio on the current accident year is 70.2%, a slight improvement over the 72.0% recorded for the current accident year in the first quarter of 2008.
Total underwriting acquisition and insurance expenses at Majestic were $9.8 million in the first quarter, compared to $5.8 million in the same quarter a year ago. Majestic received a ceding commission of 38% on a 40% inter-company quota share treaty with Twin Bridges in the first of quarter of 2008, compared to a 30% ceding commission on a 40% third party quota share in the first quarter of 2009. The other factor causing the variance was the increase in reserve for uncollectible premium. Majestic’s combined ratio (total losses and loss adjustment expenses, underwriting, acquisition and general expenses as a percentage of net premiums earned) for the first quarter was 129.9%, compared to 85.6% a year ago.
Reinsurance
The Company’s reinsurance segment, Twin Bridges, generated $2.3 million of net earned premiums in the first quarter of 2009, down from $14.8 million in the first quarter of 2008. The decline was primarily attributable to the replacement of the 40% inter-company quota share treaty, which was effective during the first quarter of 2008, with a 5% inter-company quota share treaty effective April 1, 2008. The underwriting loss of $1.2 million for the quarter, compared to an underwriting profit of $5.0 million in the same quarter in the prior year, was due to the increase in the expected ultimate value of claims originating from the self-insured groups formerly managed by the Company’s subsidiaries and the assumption from Majestic of higher loss ratio business in 2009 than in 2008. Losses and loss adjustment expenses were 106.5% of net premiums earned for the three months ended March 31, 2009, compared to 37.1% of net premiums earned for the same three months in 2008. Twin Bridges’ combined ratio was 150.2%, compared to 66.1% in the first quarter of 2008.
Fee-based Business
Fee-based management services revenues were $1.7 million for the quarter ending March 31, 2009, compared to $2.1 million in the first quarter of 2008, reflecting the reduction of the number of self-insured groups managed by the Company from 5 in the first quarter of 2008 to 3 in the first quarter of 2009. The continuing fee-based management services operations, which are now focused solely on the California market, produced a pre-tax operating profit of $0.1 million, compared to pre-tax operating profit of $0.6 million in the same quarter a year ago.
Investment Portfolio
As of March 31, 2009, the overall underlying credit rating of Majestic’s fixed income municipal portfolio (without secondary insurance) was AA+. The following tables illustrate Majestic’s investment portfolio distribution by sector and average credit rating.

Portfolio Distribution by Sector

	% of	Average Credit
	Portfolio	Rating

Government	23.6%	AAA
Agency	5.9%	AAA
Corporate	15.6%	A
Mortgage Backed Securities	16.9%	AAA
Asset Backed Securities	2.8%	AA+
Municipal	35.2%	AA

Total	100.0%	AA+

Portfolio Distribution by Credit Rating

Credit Quality

AAA		57.4%
AA		24.1%
A		15.0%
BBB		3.3%
below BBB		0.2%

Average credit rating		AA+

The effective portfolio duration was 2.9 years, and the average tax-equivalent yield was 4.4%. At March 31, 2009, the Company had no exposure to equities, collateralized debt obligations or collateralized mortgage obligations.
Outlook
For the remainder of 2009, the Company expects its current accident year loss ratio to be approximately 70% and an underwriting expense ratio of approximately 35%. Based on this, the Company expects to break-even from continuing operations for the remainder of the 2009 fiscal year, with a loss expected for the full 2009 fiscal year which takes into account the net loss incurred during the first quarter of 2009.
Conference Call
The Company will host a conference call at 10:00 a.m. EDT on Wednesday, May 6, 2009, to discuss earnings for the first quarter ended March 31, 2009. To participate in the event by telephone, please dial 877-718-5095 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 4062477. International callers should dial 719-325-4831. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived for 90 days on CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. A digital replay of the call will also be available on Wednesday, May 6, at approximately 1:00 p.m. EDT through Wednesday, May 13 at midnight EDT. Dial 888-203-1112 and enter the conference ID number 4062477. International callers should dial 719-457-0820 and enter the same conference ID number.
About CRM Holdings, Ltd.
CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include underwriting primary workers’ compensation insurance policies, underwriting workers’ compensation reinsurance and excess insurance policies, and providing fee-based management and other services to self-insured entities. The Company provides primary workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, New York, and other states. The Company reinsures some of the primary business underwritten and provides excess workers’ compensation coverage for self-insured organizations. CRM is also a provider of fee-based management services to self-insured groups in California. Further information can be found on the CRM Web site at www.CRMHoldingsLtd.bm.
CRMH-E
Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 954-1343

Forward-Looking statements
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.
All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the Company’s Form 10-K for the year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:
•	The cyclical nature of the insurance and reinsurance industry;

•	Premium rates;

•	Investment results;

•	Legislative and regulatory changes;

•	The estimation of loss reserves and loss reserve development;

•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;

•	The occurrence and effects of wars and acts of terrorism;

•	The effects of competition;

•	The possibility that the outcome of any litigation, arbitration or regulatory proceeding is unfavorable;

•	Failure to retain key personnel;

•	Economic downturns; and

•	Natural disasters.
These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Financial tables and contact information follow)

Table 1	CRM Holdings, Ltd. Consolidated Balance Sheets

	Unaudited
	March 31,	December 31,
	2009	2008
	(Dollars in thousands)

Assets
Investments:
Fixed-maturity securities, available-for-sale (amortized cost $304,218 and $308,607)	$310,168	$313,622
Short-term investments	223	113
Investment in unconsolidated subsidiary	1,083	1,083

Total investments	311,474	314,818
Cash and cash equivalents	29,330	30,044
Accrued interest receivable	2,969	3,184
Premiums receivable, net	6,288	11,935
Reinsurance recoverable and prepaid reinsurance	75,774	63,801
Accounts receivable, net	3,369	3,099
Deferred policy acquisition costs	1,104	1,084
Current income taxes, net	6,201	3,208
Deferred income taxes, net	7,735	7,809
Goodwill and other intangible assets	3,212	3,252
Prepaid expenses	2,240	1,836
Other assets	3,255	3,330

Total assets	$452,951	$447,400

Liabilities and shareholders’ equity
Reserve for losses and loss adjustment expenses	$260,882	$245,618
Reinsurance payable	4,167	9,424
Unearned premiums	12,624	13,090
Unearned management fees and commissions	24	26
Long-term debt and other secured borrowings	44,083	44,083
Accrued expenses	29,494	26,299

Total liabilities	351,274	338,540

Common shares
Authorized 50 billion shares; $.01 par value;
16.4 and 16.2 million common shares issued and outstanding	164	162
0.4 million Class B shares issued and outstanding	4	4
Additional paid-in capital	70,392	69,743
Retained earnings	27,230	35,619
Accumulated other comprehensive gain, net of tax	3,887	3,332

Total shareholders’ equity	101,677	108,860

Total liabilities and shareholders’ equity	$452,951	$447,400

Table 2	CRM Holdings, Ltd. Unaudited Consolidated Statements of Income

	Three Months Ended
	March 31,
	2009	2008
	(Dollars in thousands,
	except per share amounts)

Revenues
Net premiums earned	$21,142	$32,351
Fee-based management services	1,674	1,874
Investment income	3,250	1,644

Total revenues	26,066	35,869

Expenses
Losses and loss adjustment expenses	17,085	14,682
Policy acquisition costs	3,906	4,633
Fees paid to general agents and brokers	681	749
Selling, general and administrative expenses	14,884	8,110
Interest expense	900	952

Total expenses	37,456	29,126

(Loss) income from continuing operations before income taxes	(11,390)	6,743
Tax (benefit) provision from continuing operations	(3,204)	183

(Loss) income from continuing operations	(8,186)	6,560

Discontinued operations
Loss from discontinued operations before income taxes	(297)	(2,423)
Tax benefit from discontinued operations	(94)	(838)

Loss on discontinued opertations	(203)	(1,585)

Net (Loss) Income	$(8,389)	$4,975

(Loss) earnings per share from continuing operations
Basic	$(0.49)	$0.40
Diluted	$(0.49)	$0.40
Loss per share from discontinued operations
Basic	$(0.01)	$(0.10)
Diluted	$(0.01)	$(0.10)
Net (loss) earnings per share
Basic	$(0.50)	$0.30
Diluted	$(0.50)	$0.30
Weighted average shares outstanding:
Basic	16,618	16,371
Diluted	16,618	16,371

Table 3	CRM Holdings Ltd. Unaudited Consolidated Statements of Cash Flow Three Months Ended March 31,

	2009	2008
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(8,389)	$4,975
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	209	313
Amortization of unearned compensation, restricted stock	627	124
Amortization of premiums and discounts on available-for-sale investments	360	(115)
Net realized (gains) losses on sale and impairment of available-for-sale investments	(472)	1,042
Deferred income tax (benefit) expense	(306)	531
Changes in:
Current income tax benefit	(2,993)	(1,386)
Accrued interest receivable	215	(52)
Premiums receivable	5,647	(3,334)
Reinsurance recoverable and prepaid reinsurance	(11,973)	(6,458)
Accounts receivable	(270)	562
Deferred policy acquisition costs	(20)	(1,517)
Prepaid expenses	(414)	445
Other assets	(89)	(16)
Reserve for losses and loss adjustment expenses	15,264	7,460
Reinsurance payable	(5,257)	(482)
Unearned premiums	(466)	1,914
Unearned management fees and commissions	(2)	(102)
Accrued expenses	3,196	(1,062)

Net cash (used in) provided by operating activities	(5,133)	2,842

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(52,728)	(20,212)
Proceeds from sales of available-for-sale investments	40,586	10,836
Proceeds from maturities of available-for-sale investments	16,643	9,803
Net sales and maturities of short-term investments	(110)	696
Purchases of fixed assets	(15)	(371)
Disposals of fixed assets	19	238

Net cash provided by investing activities	4,395	990

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common shares — employee stock purchase plan	33	58
Retirement of common shares — share-based compensation	(9)	(32)

Net cash provided by financing activities	24	26

Net (decrease) increase in cash	(714)	3,858
Cash and cash equivalents
Beginning	30,044	34,286

Ending	$29,330	$38,144

Table 4	CRM Holdings, Ltd. Year to Date Income by Segments

	For the three months ended March 31, 2009
			Fee-Based
	Primary		Management	Corporate and	Elimina
	Insurance	Reinsurance	Services	Other	-tions	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$18,830	$2,312	$—	$—	$—	$21,142
Management fees	—	—	1,737	—	(63)	1,674
Net investment income	2,633	411	(4)	23	(285)	2,778
Net realized gains	442	30	—	—	—	472

Total revenues	21,905	2,753	1,733	23	(348)	26,066

Expenses:
Underwriting expenses	17,908	3,146	—	—	(63)	20,991
Operating expenses	6,539	327	1,593	7,106	—	15,565
Interest expense	285	—	—	900	(285)	900

Total expenses	24,732	3,473	1,593	8,006	(348)	37,456

(Loss) income from continuing operations before taxes	$(2,827)	$(720)	$140	$(7,983)	$—	$(11,390)

Total assets	$444,487	$61,191	$4,837	$313,091	$(374,465)	$449,141

	For the three months ended March 31, 2008
			Fee-Based	Corporate
	Primary		Management	and	Elimina
	Insurance	Reinsurance	Services	Other	-tions	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$17,517	$14,834	$—	$—	$—	$32,351
Management fees	—	—	2,148	—	(274)	1,874
Net investment income	2,106	708	(2)	75	(201)	2,686
Net realized gains (losses)	(1,050)	8	—	—	—	(1,042)

Total revenues	18,573	15,550	2,146	75	(475)	35,869

Expenses:
Underwriting expenses	9,999	9,590	—	—	(274)	19,315
Operating expenses	4,998	219	1,586	2,056	—	8,859
Interest expense	201	—	—	952	(201)	952

Total expenses	15,198	9,809	1,586	3,008	(475)	29,126

Income (loss) from continuing operations before taxes	$3,375	$5,741	$560	$(2,933)	$—	$6,743

Total assets	$344,237	$85,170	$3,409	$221,087	$(267,300)	$386,603

Table 5	CRM Holdings, Ltd. Revenues by Segment

	For the three months ended
	March 31,
	2009	2008
	(Dollars in thousands)

Revenues from Fee-Based Management Services
California	$1,737	$2,148
New York	—	—

	1,737	2,148

Revenues from Primary Insurance
California	11,168	11,943
New York/New Jersey	6,530	4,781
Other (1)	1,132	793

	18,830	17,517

Revenues from Reinsurance
California	1,565	9,344
New York/New Jersey	608	5,092
Other (2)	139	398

	2,312	14,834

Investment income (3)	3,250	1,644

Eliminations (4)	(63)	(274)

Total revenues from continuing operations	$26,066	$35,869

(1)	Includes primary insurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida, Oregon & Hawaii.

(2)	Includes reinsurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida, Oregon & Hawaii.

(3)	Includes the elimination of $285 thousand and $201 thousand of Twin Bridges intercompany interest income on funds withheld by Majestic for the three months ended March 31, 2009 and 2008, respectively.

(4)	Elimination of fee-based management intercompany commissions against primary insurance policy acquisition costs for the three months ended March 31, 2009 and 2008, respectively.

Table 6	CRM Holdings, Ltd. Fee-Based Management Services Segment Data (1)

	March 31,
	2009	2008

Number of Groups
California	3	5

Number of Group Members
California	252	408

Aggregate Annualized Premiums (1)
California	$32,552,254	$53,356,387

(1)	Excludes the fee-based management services segment data for CRM NY, which has been reclassifed as discontinued operations for all periods presented.

(2)
Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified. CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future. Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed. Increases and decreases in the aggregate amount of these annualized premiums are an indications of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

Table 7	CRM Holdings, Ltd. Primary Insurance Segment Data

	For the three months ended
	March 31,
	2009	2008
	(Dollars in thousands)

Primary Insurance Premiums	$18,830	$17,517
Loss and Loss Adjustments Expenses	14,623	9,180
Underwriting, Acquisition and Insurance Expenses (1)	9,824	5,817

Underwriting Profit (Loss)	$(5,617)	$2,520

Loss Ratio (2)	77.7%	52.4%
Expense Ratio (3)	52.2%	33.2%
Combined Ratio (4)	129.9%	85.6%

(1)
Does not include the elimination of $63 thousand and $274 thousand of Majestic policy acquisition costs against fee-based management commissions for the three months ended March 31, 2009 and 2008, respectively.

(2)	The loss ratio is calculated by dividing loss and loss adjustment expense by net primary insurance premiums.

(3)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net primary insurance premiums.

(4)	The combined ratio is the sum of the loss ratio and the expense ratio.

Table 8	CRM Holdings, Ltd. Reinsurance Segment Data

	For the three months ended
	March 31,
	2009	2008
	(Dollars in thousands)
Net Reinsurance Premiums	$2,312	$14,834
Loss and Loss Adjustments Expenses	2,462	5,503
Underwriting, Acquisition and Insurance Expenses	1,011	4,306

Underwriting (Loss) Profit	$(1,161)	$5,025

Loss Ratio (1)	106.5%	37.1%
Expense Ratio (2)	43.7%	29.0%
Combined Ratio (3)	150.2%	66.1%

(1)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.

(2)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.

(3)	The combined ratio is the sum of the loss ratio and the expense ratio.